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                                                                   Exhibit 10.16

                              EMPLOYMENT AGREEMENT


THIS AGREEMENT is made and entered into as of the 5th day of November, 2003 (the "Commencement Date"), by and between BCI Eclipse Company, LLC, a Minnesota limited liability company (the "Company") and Edward D. Goetz, a resident of the State of California ("Executive").

                                   WITNESSETH:

WHEREAS, the Company is a subsidiary of Navarre Corporation, a Minnesota corporation ("Navarre");

WHEREAS, pursuant to that certain Asset Purchase Agreement dated November 5th, 2003 (the "Asset Purchase Agreement"), the Company purchased substantially all of the assets of BCI Eclipse, LLC, a New York limited liability company ("BCI");

 WHEREAS, Executive is a minority owner of BCI and was previously employed as the Executive Vice President of BCI and therefore has a unique knowledge of the business of BCI as acquired by the Company, and has special expertise in the management and future planning of its affairs; and

WHEREAS, the Company believes that Executive's continued involvement in the management and affairs of the business of the Company are essential to its continued success.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and obligations of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. EMPLOYMENT. Subject to all of the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment with the Company, as its President.

         2. DUTIES. The services of Executive are exclusive to the Company. Executive will devote substantially all of his business hours to, and make the best use of his energy, knowledge and training in, performing his duties as President of the Company within the general guidelines established by the Board of Directors of the Company as the same may, from time to time, be modified by the Company's Board of Directors. Executive will report to the Board of Directors of the Company and have all the duties normally subscribed to the President. Executive will perform his duties in a competent and professional manner, consistent with that expected of a president of the Company.

         Executive shall also have the authority, upon consultation and agreement with the Company's Board of Directors, to determine which distribution company shall provide fulfillment services to the Company during the Initial Term, provided that it is understood by the parties hereto that such services shall be provided by Advantage Media Service, Inc. through May 31, 2004.


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         3. TERM. Subject only to earlier termination in accordance with Section
5 of this Agreement, Executive's term of employment shall commence on the Commencement Date and continue for a period of three (3) years (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall be automatically renewed for successive additional one (1)-year terms unless this Agreement is terminated in writing by either party hereto at least ninety (90) days prior to the expiration of the Initial Term or any subsequent renewal term. The Initial Term and any subsequent renewal terms shall be referred to collectively herein as the "Employment Period."

         4. COMPENSATION. As compensation for all of Executive's services under this Agreement, the Company agrees to pay Executive during the Employment Period and on retirement, and Executive agrees to accept the following:

                  (a) BASE SALARY. A base salary of $200,000 per annum (the "Base Salary"), payable in accordance with the Company's standard payroll practices. On each anniversary of Commencement Date, the Base Salary shall be reviewed by the Company's Board of Directors and may be adjusted upwards based upon Executive's level of performance.

                  (b) PERFORMANCE BONUS. As additional compensation for Executive, Executive shall be eligible to receive an annual bonus up to 40% of Executive's Base Salary for each fiscal year (the "Bonus"), based upon criteria determined by the Board of Directors of the Company. Executive's Bonus shall be paid annually not later than 45 days after the completion of the Company's fiscal year-end audit. The Bonus shall be pro-rated for the period commencing on the Commencement Date and ending on March 31, 2004.

                  (c) STOCK OPTIONS. The Company shall cause Navarre to grant to Executive an option to purchase 50,000 shares of Navarre common stock. The exercise price of the option shall be equal to the closing price of Navarre common stock on the business day prior to the Commencement Date. In addition, so long as this Agreement has not been terminated by the Company under Section 5(a) or by Executive, the Company shall cause Navarre to grant to Executive an additional option to purchase 25,000 shares of Navarre common stock on each of the first and second anniversaries of the Commencement Date, for which the exercise price will be the closing price of Navarre common stock on the business day prior to the date of grant of the option. The specific terms of the first option are set forth in the Stock Option Agreement attached hereto as Exhibit A. Each additional option grant shall be on terms and conditions substantially similar to those contained in Exhibit A hereto.

                  (d) EXPENSES. The Company shall reimburse Executive for any and all ordinary, necessary and reasonable business expenses that Executive incurs in connection with the performance of his duties under this Agreement, including entertainment, telephone, travel and miscellaneous expenses, provided that Executive provides the Company with documentation for such expenses in a form sufficient to sustain the Company's deduction for such expenses under Section 162 of the Internal Revenue Code of 1986, as amended.


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                  (e) MEDICAL, DISABILITY, LIFE INSURANCE AND OTHER PLANS.
         Executive shall be entitled to participate in any life insurance, health insurance, dental insurance, disability insurance, or retirement plan or any other fringe benefit which the Company may from time to time make available to its executives as a group. Any additional fringe benefits to Executive shall be determined and approved by the Board of Directors of the Company in amounts that are commensurate with services rendered.

                  (f) VACATION. Executive shall be entitled to a paid vacation period of three (3) weeks each year, which may be taken at any time subject to the Company's business needs.

         5. TERMINATION. This Agreement may not be terminated prior to the end of the Employment Period except as follows:

                  (a) BY THE COMPANY FOR COMPANY CAUSE. The Company may terminate this Agreement for Company Cause as such term is defined below. Except as to subparagraph (iii) below, the Company shall give Executive thirty (30) days' advance written notice of such termination, and which shall describe in detail the acts or omissions which the Company believes constitute Company Cause. The Company shall not be allowed to terminate this Agreement pursuant to this Section 5(a) if Executive is able to cure such breach within thirty (30) days following delivery of such notice. However, in no event shall a breach of the provisions of Sections 5(a)(iii) or 7 be subject to cure. Acts or omissions which constitute "Company Cause" shall mean the following:

                           i. Any material breach by Executive of his
                  obligations under Section 7 of this Agreement;

                           ii. Gross misconduct of Executive which is manifestly
                  injurious to Company, or habitual failure or inability of Executive to perform his duties under this Agreement; and

                           iii. Any fraud, theft or embezzlement by Executive of
                  the Company's assets, or any other unlawful or criminal act which is punishable as a felony.

                  (b) DEATH. Subject to the provisions of Section 6, this Agreement shall terminate upon Executive's death.

                  (c) DISABILITY. Subject to the provisions of Section 6, this Agreement shall terminate upon Executive's Disability. As used herein, the term "Disability" shall mean Executive becoming substantially incapable of performing his duties hereunder for a period of six (6) months or more.


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         6. PAYMENTS UPON TERMINATION.

                  (a) DEATH. Upon Executive's death during the Employment Period, the heirs or legal representatives of Executive shall be entitled to receive (i) Executive's Base Salary through the date of Executive's death, (ii) any payments owing to Executive pursuant to
         Section 4(b) hereof for the fiscal year prior to the year of termination (to the extent any such payments were unpaid on the date of termination), and all bonuses to which Executive would have been entitled for the fiscal year in which such death occurred, prorated to the date of death, (iii) a sum equivalent to any accrued but unpaid vacation for the year in which Executive died, and (iv) any unpaid expense reimbursement. .

                  (b) DISABILITY. In the event that this Agreement is terminated due to Executive's Disability, Executive shall be paid (i) his Base Salary following the date of such Disability until Executive begins receiving benefits under the Company's disability benefits plan, (ii) any payments owing to Executive pursuant to Section 4(b) hereof for the fiscal year prior to the year of termination (to the extent any such payments were unpaid on the date of termination), and all bonuses to which Executive would have been entitled for the fiscal year in which such Disability occurred, prorated to the date of Disability, (iii) his accrued but unpaid vacation pay for the year in which such Disability occurred, and (iv) any unpaid expense reimbursement.

                  (c) TERMINATION BY COMPANY FOR COMPANY CAUSE OR BY EXECUTIVE. If Executive is terminated pursuant to Section 5(a) hereof, or Executive terminates this Agreement, the Company shall pay to Executive
         (i) his Base Salary through the date written notice is properly mailed to Executive pursuant to Section 5(a) hereof, or the date that Executive resigns, as applicable, (ii) any payments owing to Executive pursuant to Section 4(b) hereof for the fiscal year prior to the year of termination (to the extent any such payments were unpaid on the date of termination); iii) his accrued but unpaid vacation pay for the year in which such termination occurred, and (iv) any unpaid expense reimbursement.

                  (d) TERMINATION WITHOUT COMPANY CAUSE. In addition to any other rights granted Executive hereunder, if the Company should terminate this Agreement other than in accordance with Section 5(a) hereof, the Company shall pay to Executive (i) his Base Salary through the end of the term of this Agreement, (ii) any payments owing to Executive pursuant to Section 4(b) hereof for the fiscal year prior to the year of termination (to the extent any such payments were unpaid on the date of termination) as well as for the current year, (iii) a sum equivalent to any accrued but unpaid vacation for the year in which he is terminated, and (iv) any unpaid expense reimbursement.


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         7. CONFIDENTIALITY; NON-COMPETE; NON-SOLICITATION; NON-DISPARAGEMENT.

                  (a) CONFIDENTIALITY. Executive acknowledges that his services will, throughout the Employment Period, bring Executive in close contact with many confidential affairs of the Company and its affiliates, including, but not limited to, information about costs, profits, financial data, markets, trade secrets, sales, products, key personnel, pricing policies, customer lists, development projects, operational methods, technical processes, plans for future development, business affairs and methods and other information not readily available to the public. Executive further acknowledges that the businesses of the Company and its affiliates are international in scope, that their products are marketed throughout the world, that the Company and its affiliates compete in nearly all of their business activities with other organizations which are or could be located in nearly any part of the world and that the nature of Executive's services, position and expertise are such that he is capable of competing with the Company and its affiliates from nearly any location in the world. In recognition of the foregoing Executive covenants and agrees:

                           i. that Executive will keep secret all material
                  confidential matters of the Company and its affiliates which are not otherwise in the public domain and will not disclose them to anyone outside of the Company or its affiliates, either during or after the Employment Period, except with the Company's written consent and except for such disclosure as is necessary in the performance of Executive's duties during the Employment Period; and

                           ii. that Executive will deliver promptly to the
                  Company on termination of his employment with the Company or at any other time the Company may so request, at the Company's expense, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's and its affiliates' business, which Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company or which the Executive may then possess or have under his control.

                  Notwithstanding the provisions of paragraph i. hereof, the Company acknowledges that Executive may have knowledge of certain matters which would be considered confidential information of the Company, but that were known by Executive prior to Executive's employment with the Company. The Company acknowledges that Executive shall have the right to use or disclose such previously-known information after termination of Executive's employment with the Company.

                  (b) NON-COMPETE; NON-SOLICITATION. Executive agrees that during his employment with the Company, and for a period of one (1) year thereafter, he will not alone, or in any capacity with another entity or person, (i) engage in any commercial activity that competes with the Company's business, as it is conducted at the time of Executive's termination of employment with the Company, within any state of the United States, (ii) in any way interfere or attempt to interfere with the Company's relationships with any of its current or potential suppliers or customers, or (iii) induce or attempt to induce any


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         representative or employee of the Company to do any of the foregoing or to terminate or alter his, her, or its relationship with the Company. Executive further acknowledges that all services of Executive shall be exclusive to the Company, and that Executive's performances and services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law for damages and that a breach by Executive of the terms hereof (including without limitation this Section 7) will cause the Company irreparable injury. Executive agrees that the Company is entitled to injunctive and other equitable relief to prevent a breach or threatened breach of this Agreement, which shall be in addition to any other rights or remedies to which the Company may be entitled. For purposes of this Section 7(b), the term "Company" shall include the Company, its successors, assigns and affiliates.

                  (c) NON-DISPARAGEMENT. Executive agrees that both during and after the Employment Period, he shall not disparage or defame the Company, it successors, assigns and affiliates, or any of their directors, senior officers and managers in any respect. The Company agrees that both during and after the Employment Period, neither it nor any of its directors, senior officers or managers shall disparage or defame Executive in any respect.

         8. MISCELLANEOUS.

                  (a) SUCCESSORS AND ASSIGNS. This Agreement is freely assignable by the Company and shall be binding on and inure to the benefit of the Company's successors and assigns. This Agreement may not be assigned by Executive.

                  (b) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  (c) CONSTRUCTION. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

                  (d) WAIVERS. No failure or delay by either the Company or Executive in exercising any right or remedy under this Agreement will waive any provision of this Agreement, nor will any single or partial exercise by either the Company or Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

                  (d) CAPTIONS. The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.


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                  (f) MODIFICATION/ENTIRE AGREEMENT. This Agreement may not be
         altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith ("Parol Agreements"). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements.

                  (g) GOVERNING LAW; VENUE. The laws of the State of Minnesota shall govern the validity, construction and performance of this Agreement, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Any legal proceeding related to this Agreement shall be brought in an appropriate Minnesota court, and each of the parties hereto hereby consents to the exclusive jurisdiction of the courts of the State of Minnesota for this purpose.

                  (h) NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first class mail, postage prepaid, and shall be deemed received five (5) days after mailing to the addresses stated below:

                  If to the Company:

                           BCI Eclipse Company, LLC
                           7400 - 49th Avenue North
                           New Hope, Minnesota  55428
                           Attention: CEO

                  With a copy to:

                           Navarre Corporation
                           7400 - 49th Avenue North
                           New Hope, Minnesota  55428
                           Attention:  Ryan Urness, Corporate Counsel

                  If to Executive:

                           Edward D. Goetz
                           258 Spruce Circle
                           Simi Valley, CA  93065


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                  (i) SURVIVAL. Notwithstanding the termination of this
         Agreement or Executive's employment with the Company, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default, and any terms concerning rights and remedies of the parties.

                 [REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK]


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BCI ECLIPSE COMPANY, LLC


By:
     --------------------------------               ----------------------------
     James Gilbertson                               Edward D. Goetz
     Its Chief Executive Officer


The undersigned hereby executes this Agreement solely for the purpose of agreeing to be bound by the terms and provisions of Section 4(c) of this
Agreement:

NAVARRE CORPORATION


By:
     --------------------------------
     Its:
         ----------------------------


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